UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2019

Natur International Corp.

(Exact name of registrant as specified in its charter)

Wyoming	000-54917	45-5547692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jachthavenweg 124 1081 KJ Amsterdam The Netherlands	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +31 20 578 7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
None	-	-

Item 1.01 – Entry into a Material Definitive Agreement

See Item 5.02 for a discussion of a promissory note under which Natur International Corp. (“Company) lent to Share International Holdings B.V. the sum of $250,000.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensation Arrangements of Certain Officers

On July 19, 2019, the board of directors of Natur International Corp. (“Company”) appointed Mr. Paul Bartley as the Chief Executive Officer of the Company and appointed him to be a director of the Company, filling an existing vacancy on the Board of Directors, both appointments to be effective immediately. Ms. Nina Storms resigned as the interim-CEO; she will remain a board member of the Company.

Mr. Bartley has been employed by a private group of family-owned businesses for over 25 years in many aspects of its food and beverage production, manufacturing, packaging, equipment, distribution, exporting, importing and ecommerce businesses. From January 2014 to June 2019, Mr. Bartley served as the managing director of Delori Foods, a specialty markets distributor of niche food, beverage and alcohol brands in the United States, Asian and other markets. Mr. Bartley has been instrumental in establishing and integrating into the Delori Group its China operations, including packaging, production, bottling, co-packing and distribution operations. Delori production includes several nationally-distributed brands throughout the greater China and USA markets, including award-winning FMCG brands in the food, beverage and dairy industries. Mr. Bartley also has transformed the Delori Foods components and equipment division into developing transformative packaging and processing solutions to serve the hemp industries with functional edibles, vape, and processing technologies. In 2016, Mr. Bartley also established a venture under the name “YHT Technology” to develop SHARE as the next generation of software systems and affiliate marketing channel technologies for a direct-to-consumer (D2C) business model capable of displacing and disrupting the retailer marketplace’s stranglehold on consumer choices and brand access. SHARE’s initial launch platform focuses on the China direct-to-consumer influencer-driven marketing channels. The SHARE mission is to ensure consumers around the world are free to access value-driven quality-of-life experiences in selecting and purchasing the world’s next generation of authentic healthy and functional brands.

Mr. Bartley will be employed on a full time basis at a monthly salary of Euros 18,000. The Company anticipates that it will enter into an employment agreement with Mr. Bartley in due course.

The Company has entered into a letter of intent with Share International Holdings B.V., a corporation formed under the laws of the Netherlands (“SIH”), indicating the Company’s interest in pursuing a business arrangement with SIH, the terms of which are to be negotiated after a period of due diligence by each company about the other. Mr. Bartley is a principal of SIH. In connection with the exploration of a business arrangement, the Company lent $250,000 to SIH under a promissory note, due January 4, 2020. The note bears interest at the rate of 10%. The repayment obligation under the Note will be cancelled if no business arrangement is concluded due to a breach by the Company of any agreement for the business arrangement that is concluded in the future, either party to the note experiences a material adverse change, or the business arrangement is not approved by the shareholders or owners of the respective parties to the extent that approval is required. The Note also has other standard default provisions under which the Company may declare a default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natur International Corp.

Date: July 25, 2019	By:	/s/ Ruud Huisman
	Name:	Ruud Huisman
	Title:	Chief Financial Officer

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